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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the caption "Experts" in the Form S-8 Registration Statement (File No: 333-84233) pertaining to the 1998 Stock Option Plan, As Amended (1998 Stock Plan) and in the Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No: 333-84245) pertaining to the 1998 Non-Employee Directors' Stock Option Plan, as Amended (1998 Directors' Stock Plan) and various other stock plans and employment contracts. These registration statements are incorporated by reference in the Registration Statement on Form S-8 to be filed on or about July 5, 2001 pertaining to the registration of FiNet.com, Inc. common stock for the 1998 Stock Plan and the 1998 Directors' Stock Plan.

We also consent to the incorporation by reference in the Form S-8 Registration Statement (File No. 333-84233) and in the Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No: 333-84245) of our report dated June 11, 1999 (except Note 19, as to which the date is June 28, 1999), with respect to the consolidated financial statements and schedules of FiNet.com, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                                          /s/ Ernst & Young LLP


San Francisco, California
July 2, 2001